FOR IMMEDIATE RELEASE

PENSKE AUTOMOTIVE INCREASES DIVIDEND

Shareholders to Receive $0.22 per Share

BLOOMFIELD HILLS, MI, January 28, 2015 – Penske Automotive Group, Inc. (NYSE:PAG), an international transportation services company, today announced that its Board of Directors has approved a cash dividend of $0.22 per share for the fourth quarter of 2014. The dividend is payable on March 2, 2015, to shareholders of record on February 10, 2015.

Penske Automotive Group President Robert H. Kurnick, Jr., said, “For the fourteenth consecutive quarter, we are pleased to offer our shareholders an increase in the quarterly dividend. The increase in the divided demonstrates the continued confidence we have in the strength of the auto retail market and our ability to continue growing our overall business, and reinforces our commitment to increase returns for shareholders.”

About Penske Automotive
Penske Automotive Group, Inc., (NYSE:PAG) headquartered in Bloomfield Hills, Michigan, is an international transportation services company that operates retail automotive and commercial truck dealerships principally in the United States and Western Europe, and distributes commercial vehicles, diesel engines, gas engines, power systems and related spare parts and services principally in Australia and New Zealand. PAG employs more than 20,000 people worldwide and is a member of the Fortune 500 and Russell 2000.  For additional information, visit the company’s website at www.penskeautomotive.com.

Caution Concerning Forward Looking Statements
Statements in this press release may involve forward-looking statements, including forward-looking statements regarding Penske Automotive Group, Inc.’s future sales potential and outlook. Actual results may vary materially because of risks and uncertainties that are difficult to predict. These risks and uncertainties include, among others: economic conditions generally, conditions in the credit markets and changes in interest rates, adverse conditions affecting a particular manufacturer, including the adverse impact to the vehicle and parts supply chain due to natural disasters or other disruptions that interrupt the supply of vehicles or parts to us; changes in consumer credit availability, the outcome of legal and administrative matters, and other factors over which management has limited control. These forward-looking statements should be evaluated together with additional information about Penske Automotive’s business, markets, conditions and other uncertainties, which could affect Penske Automotive’s future performance. These risks and uncertainties are addressed in Penske Automotive’s Form 10-K for the year ended December 31, 2013, and its other filings with the Securities and Exchange Commission (“SEC”). This press release speaks only as of its date, and Penske Automotive disclaims any duty to update the information herein.

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Inquiries should contact:

David K. Jones Executive Vice President and Chief Financial Officer Penske Automotive Group, Inc. 248-648-2800 dave.jones@penskeautomotive.com	Anthony R. Pordon Executive Vice President Investor Relations and Corporate Development Penske Automotive Group, Inc. 248-648-2540 tpordon@penskeautomotive.com

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